Exhibit 99.1

                  Weyco Reports Record Second Quarter Earnings


    MILWAUKEE, July 27 /PRNewswire-FirstCall/ -- Weyco Group, Inc.
(Nasdaq: WEYS), today announced record financial results for the quarter ended June 30, 2004.


    Second Quarter Highlights:

    -- Diluted earnings per share increased 11.5% to a record $0.68 compared with $0.61 in 2003.

    -- Net sales totaled $49.8 million compared with $51.0 million in 2003, a decrease of 2.4%. Sales in the Company's wholesale division fell 4.0%, while retail division sales increased 6.0%. Sales of the Company's Stacy Adams, Nunn Bush, and Florsheim brands declined 4.0%, 0.8%, and 5.2%, respectively, for the quarter. Retail sales increased to $6.5 million, up from $6.1 million in 2003. Same store sales increased 6.8%. Licensing revenues increased 26% to $950,000, up from $754,000 in 2003.

    -- Operating earnings increased 9.3% to $6.4 million or 12.8% of net sales, compared with $5.8 million or 11.4% of net sales in 2003. The increase in operating earnings resulted from an increase in overall gross margins of approximately 1.7%. The increased margins were in the Company's Florsheim and Stacy Adams divisions, while margins in
       the Nunn Bush division were flat.   Product mix and a reduction in
       closeout sales resulted in the higher gross margins. The increases in gross margins as a percent of net sales in the Florsheim and Stacy Adams divisions more than offset the loss of gross margin dollars due to the decrease in net sales for the quarter, resulting in higher earnings for the quarter.

    -- Net earnings grew by 10.6% to $4.0 million or 8.0% of net sales, versus $3.6 million or 7.0% of net sales in 2003. The 10.6% increase in net earnings was greater than the 9.3% increase in operating earnings because of lower interest expense.



    "Despite a slight sales decline from last year, we are pleased to report record operating income, net income and EPS for the second quarter," stated Tom Florsheim, Jr., Chairman and Chief Executive Officer, Weyco Group, Inc.

    "The decline in second quarter Florsheim sales was due entirely to lower sales of its FLS by Florsheim sub-brand, which focuses on a more moderately priced tier of distribution. This is consistent with our strategy to reposition the Florsheim brand and align ourselves with department stores and 'better' shoe and clothing stores that provide an environment and image that properly represent the brand. All other Florsheim sales increased for the quarter. The overall decline for our Stacy Adams division was due to the SAO sub-brand, which focuses on the casual 'streetwear' market. Our Stacy Adams dress shoe sales increased over last year. Nunn Bush sales were relatively flat for the quarter, which reflects the consistent nature of this brand.
Nunn Bush continues to strengthen its position as a dominant player in men's moderately priced branded footwear and potential remains for continued growth. Aiding our sales for the quarter was the 6.0% growth in retail sales and a 26% increase in licensing revenue."

    "We continue to expect that Florsheim sales will show an increase for 2004. Our bookings are up for the second half of the year and as a result, we have increased our inventory to meet this expected increase in demand.
Despite the increase in inventory, our cash flow remained strong, as we have reduced our debt by $5 million since the beginning of the year."

    On July 1, 2004, the Company paid a regular quarterly dividend of $.11 per share to shareholders of record June 1, 2004.

    Weyco Group, Inc. designs and markets moderately priced and better-grade men's branded footwear for casual, fashion, and dress lifestyles. The principal brands of shoes sold by the Company are Florsheim, Nunn Bush, Nunn Bush NXXT, Brass Boot, Stacy Adams and SAO by Stacy Adams. The Company also operates a small number of retail stores in the U.S. and Europe.


    This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to the Company's ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions;
(ii) procure a majority of its products from independent manufacturers; and
(iii) other factors, including those detailed from time to time in Weyco Group's filings made with the SEC. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.



    WEYCO GROUP, INC. AND SUBSIDIARIES
    CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
    (Unaudited)


                        Three Months ended June 30  Six Months ended June 30
                               2004        2003        2004           2003


    NET SALES             49,786,360   $51,000,284   $111,529,729  $111,380,208


    COST OF SALES         31,616,365    33,229,404     72,101,075    73,270,016

       Gross earnings     18,169,995    17,770,880     39,428,654    38,110,192

    SELLING AND
     ADMINISTRATIVE
     EXPENSES             11,806,927    11,951,309     24,583,278    24,553,242

       Earnings from
        operations         6,363,068     5,819,571     14,845,376    13,556,950


    INTEREST INCOME          120,143       122,142        241,006       271,968


    INTEREST EXPENSE         (98,853)     (310,390)      (266,338)     (662,352)


    OTHER INCOME AND
     EXPENSE, net            (10,143)      177,121        (43,133)      198,072

        Earnings before
         provision for
         income taxes      6,374,215     5,808,444     14,776,911    13,364,638

    PROVISION FOR
     INCOME TAXES          2,400,000     2,215,000      5,650,000     5,100,000

        Net earnings      $3,974,215    $3,593,444     $9,126,911    $8,264,638


    WEIGHTED AVERAGE
     SHARES OUTSTANDING
      Basic                5,666,843     5,693,234      5,653,375    5,689,650
      Diluted              5,854,174     5,898,075      5,838,322    5,872,581

    EARNINGS PER SHARE
      Basic                     $.70          $.63          $1.61        $1.45
      Diluted                   $.68          $.61          $1.56        $1.41
    CASH DIVIDENDS PER SHARE    $.11          $.09           $.21         $.18


    CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)

                                                 June 30      December 31
                                                   2004           2003
    ASSETS
    CURRENT ASSETS:
      Cash and cash equivalents                 $8,759,585     $9,091,567
      Marketable securities                      2,017,295      4,206,100
      Accounts receivable, net                  30,621,665     29,900,197
      Accrued income tax receivable                270,380        228,074
      Inventories - finished shoes              50,238,390     43,727,578
      Deferred income tax benefits               1,975,919      2,483,037
      Prepaid expenses and other
       current assets                            1,115,182        968,264
     Total current assets                       94,998,416     90,604,817

    MARKETABLE SECURITIES                        7,905,307      6,273,638

    OTHER ASSETS                                13,715,457     13,750,574

    PLANT AND EQUIPMENT                         40,837,599     40,914,250
      Less - Accumulated depreciation           11,946,242     11,224,993
                                                28,891,357     29,689,257
    TRADEMARK                                   10,867,969     10,867,969
                                              $156,378,506   $151,186,255


    LIABILITIES & SHAREHOLDERS' INVESTMENT
    CURRENT LIABILITIES:
      Short-term borrowings                    $22,961,572    $27,944,830
      Accounts payable                           9,154,141      7,465,606
      Dividend payable                             613,773        563,642
      Accrued liabilities                        7,207,606      8,279,846
    Total current liabilities                   39,937,092     44,253,924

    LONG-TERM PENSION LIABILITY                  3,169,263      3,077,285

    DEFERRED INCOME TAX LIABILITIES              4,939,645      5,009,158

    SHAREHOLDERS' INVESTMENT:
      Common stock                               5,720,081      5,630,418
      Other shareholders' investment           102,612,425     93,215,470
                                              $156,378,506   $151,186,255


    CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
    (Unaudited)

    For the six months ended June 30, 2004 and 2003


                                                   2004           2003

    CASH FLOWS FROM OPERATING ACTIVITIES:
      Net earnings                              $9,126,911     $8,264,638
      Adjustments to reconcile net earnings
       to net cash provided by operating
       activities -
        Depreciation                             1,318,821      1,023,686
        Amortization                                65,801         93,510
        Deferred income taxes                      437,605       (100,000)
        Deferred compensation expense               27,600         98,646
        Pension expense                            356,480        300,000
        Gain on sale of assets                     (88,392)       (22,194)
        Increase in cash surrender value
         of life insurance                        (204,000)      (186,000)
      Changes in operating assets
       and liabilities -
        Accounts receivable                       (721,468)     2,312,498
        Inventories                             (6,510,812)     4,879,367
        Prepaids and other current assets         (146,918)       228,922
        Accounts payable                         1,688,535     (5,202,623)
        Accrued liabilities and other           (1,318,715)       485,336
        Accrued income taxes                       (42,306)       334,040
           Net cash provided by
            operating activities                 3,989,142     12,509,826

    CASH FLOWS FROM INVESTING ACTIVITIES:
      Purchase of marketable securities         (2,324,390)    (3,400,000)
      Proceeds from maturities of marketable
       securities                                2,876,603      2,337,462
      Purchase of plant and equipment             (538,288)    (5,370,406)
      Proceeds from sales of plant and equipment    95,111         29,123
           Net cash provided by (used for)
            investing activities                   109,036     (6,403,821)

    CASH FLOWS FROM FINANCING ACTIVITIES:
      Cash dividends paid                       (1,136,363)    (1,024,685)
      Proceeds from stock options exercised      1,689,461        261,365
      Net (repayments) borrowings under
       revolving credit agreement               (4,983,258)       101,687
           Net cash used for financing
            activities                          (4,430,160)      (661,633)

      Net (decrease) increase in cash and
       cash equivalents                           (331,982)     5,444,372

    CASH AND CASH EQUIVALENTS at
     beginning of period                        $9,091,567     $7,301,104

    CASH AND CASH EQUIVALENTS at
     end of period                              $8,759,585    $12,745,476

    SUPPLEMENTAL CASH FLOW INFORMATION:
      Income taxes paid, net of refunds         $5,134,500     $4,602,590
      Interest paid                               $235,850       $684,772



SOURCE  Weyco Group, Inc.
    -0-                             07/27/2004
    /CONTACT: John Wittkowske of Weyco Group, Inc., +1-414-908-1880/ /Web site: http://www.weycogroup.com /
    (WEYS)

CO:  Weyco Group, Inc.
ST:  Wisconsin
IN:  REA
SU:  ERN